Sub-Item 77Q(1)(d):

Stadion Investment Trust (the “Registrant”) commenced offering Class C shares of the Stadion Alternative Income Fund (the “Alternative Fund”) on August 7, 2015.  Post-Effective Amendment No.44 to the Registrant’s Registration Statement, Accession Number 0001398344-15-006535, includes the terms of the Class C shares of the Alternative Fund and is hereby incorporated by reference as part of the response to Sub-Items 77I and 77Q1(d) of the Registrant’s Form N-SAR.